Exhibit 10.2

Deed of indemnity,
insurance and access

Dated [•]

Iris Energy Limited (ACN 629 842 799)

(“Company”)

[•] (“Officer”)

Deed of indemnity, insurance and access

Contents

Details		1

General terms		2
1	Interpretation	2

1.1	Definitions	2
1.2	Interpretation	5
2	Indemnities	6

2.1	Indemnities	6
2.2	Nature of indemnities	7
2.3	Payment of indemnified amounts	7
2.4	Payment on account of Legal Costs	7
2.5	Repayment by Officer	7
3	Conduct of Action – Group Company	8

3.1	When a Group Company may conduct an Action	8
3.2	When a Group Company may not conduct an Action	8
3.3	Resolving a dispute about existence of a Material Conflict	9
3.4	Control of Action when conducted by a Group Company	10
4	Officer’s rights and obligations regarding Actions	10

4.1	Officer’s undertakings	10
4.2	Control of Action when conducted by the Officer	11
4.3	Separate legal advisers appointed by the Officer	11
5	Insurance	11

5.1	Company to maintain insurance	11
5.2	Company’s obligations in relation to the Insurance Policy	12
5.3	Officer’s undertaking in connection with insurance	12
5.4	Officer’s acknowledgment in connection with insurance	12
6	Access to documents	13

6.1	Access Rights	13
6.2	Request for Access Rights	13
6.3	Company’s obligations regarding access	13
6.4	Company’s obligation to maintain documents	14
6.5	Officer’s obligations	14
6.6	Return of documents	15
6.7	Corporations Act and common law rights of access preserved	15
7	Notices	15

7.1	Requirements for notices	15
7.2	When effective	15

8	Disclosure of Officer’s benefits and notifiable interests	15

9	General	16

Deed of indemnity, insurance and access	i

9.1	Partial exercise of rights	16
9.2	Discretion in exercising rights	16
9.3	Reinstatement of rights	16
9.4	GST	16
9.5	Variation and waiver	17
9.6	Severability	17
9.7	Further action	17
9.8	Governing law and jurisdiction	17
9.9	Counterparts	17
Signing page		18

Deed of indemnity, insurance and access	ii

Deed of indemnity, insurance and access

Details

Parties	Company and Officer
Company	Name	Iris Energy Limited
	ACN	629 842 799
	Address	Level 21, 60 Margaret Street, Sydney NSW 2000
	Attention	The Directors
Officer	Name	[•]
	Position	[Director]
	Address	[•]
	Telephone	[•]
	Email	[•]
Recitals	A The Officer has been appointed to the Position.
B The Company has offered to enter into this deed with the Officer and the Officer has agreed to enter into this deed with the Company.
C This deed is not intended to replace or diminish any Third Party’s obligations to the Officer, including any insurer’s obligation to indemnify the Officer against any liability.
Governing law	Victoria
Date of deed	See Signing page

Deed of indemnity, insurance and access	1

Deed of indemnity, insurance and access

General terms

1	Interpretation

1.1	Definitions

These meanings apply unless the contrary intention appears:

Access Period means, in respect of a Group Company, the period commencing on the Appointment Date and ending on the later of:

(a)	seven years after the Retirement Date; or

(b)	the date any Action relating to the Group Company commenced during the period specified in paragraph (a) has been finally resolved, including any appeal Action.

Access Rights means the rights referred to and contained in clause 6.1 to access and take copies of the Company Books of the Company and its Subsidiaries.

Action means, in respect of a Group Company:

(a)	any civil, criminal, administrative or arbitral proceedings, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any civil, criminal, administrative or arbitral proceedings) which:

(i)	are instigated or commenced by, or on behalf of, someone other than the Officer, in which it is alleged that an Officer’s Act has occurred in respect of the Group Company; or

(ii)	is commenced by, or on behalf of, the Officer and which is in connection with the proceedings referred to in paragraph (a)(i); or

(b)	any investigation or Inquiry in which the Officer is involved in his or her capacity as the holder of the Position in the Group Company; or

(c)	any written threat, complaint or demand that results in the Officer reasonably believing that an action of the kind outlined in paragraphs (a)(i) or (b) will be initiated.

Appointment Date means the date on which the Officer commences acting in the Position.

ASIC means Australian Securities and Investments Commission.

ASX means ASX Limited or Australian Securities Exchange as appropriate.

Authority means:

(a)	a Royal Commission, Board of Inquiry, Parliamentary Committee or similar body;

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(b)	ASIC, Australian Prudential Regulation Authority, Australian Competition and Consumer Commission, ASX and any other regulatory authority;

(c)	a department of any Australian government or of any other jurisdiction;

(d)	a public authority;

(e)	an instrumentality, agent or appointee of the Crown in right of the Commonwealth, in right of a State or in right of a Territory or the equivalent of any of them in any other jurisdiction; and

(f)	any other body exercising statutory or prerogative power.

Board means, as the case requires, the board of directors of the Company or of a Subsidiary in respect of which the Officer holds the Position.

Board Papers means, in respect only of Boards of the Company or Subsidiaries of which the Officer is a director, company secretary, other officer or executive:

(a)	all documents given or made available to the directors and company secretaries of the Company or a Subsidiary or any of them in the capacity of director or company secretary or tabled at meetings of the relevant Board or any committee of the relevant Board (including periodic Board papers, submissions, minutes, letters, Board committee and sub-committee papers) during the applicable Office-holding Period; and

(b)	any other documents in the possession or control of the Company or a Subsidiary (as the case may be) which are referred to in any of those documents,

whether or not legal professional privilege applies to the documents.

Company Books means:

(a)	a register;

(b)	any other record of information;

(c)	financial reports or financial records, however compiled, recorded or stored;

(d)	a document; and

(e)	the Board Papers,

of the entity in respect of which the Officer holds the Position (being the Company or a Subsidiary), and any subsidiary of that entity.

Corporations Act means the Corporations Act 2001 (Cwlth).

Deed of indemnity, insurance and access	3

Details means the section of this deed headed “Details”.

document includes:

(a)	any paper or other material on which there is writing or printing or on which there are marks, figures, symbols or perforations having a meaning for persons qualified to interpret them;

(b)	a disc, tape or other article from which sounds, images or messages are capable of being reproduced; and

(c)	a disc, tape or other article, or any material, from which sounds, images, writings or messages are capable of being reproduced with or without the aid of any other article or device,

including any notice, order, writ, summons and other legal process document.

Excluded Liability means a Liability which a Group Company is prohibited by law (including section 199B of the Corporations Act) from insuring against.

External Administrator means a liquidator, provisional liquidator, controller (which has the same meaning as in the Corporations Act) or an administrator.

Group means the Company and its Subsidiaries and Group Company means any one of them.

GST has the same meaning as in A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

GST Law has the same meaning as it has in A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

Inquiry means an examination, investigation, inquiry, hearing, subpoena, notice to produce a document, notice to give evidence or notice requiring disclosure of information conducted or issued in any part of the world by any Authority or External Administrator.

Insurance Policy means an insurance policy or policies against liabilities (other than Excluded Liabilities) incurred as an officer of a Group Company taken out by the Group in accordance with and subject to clause 5.

Insurer means any reputable and financially sound insurer whose business includes the provision of the insurance contemplated in clause 5.

Legal Costs means a Liability comprising reasonable legal costs, charges and expenses and includes any order for payment of legal costs.

Liability means, in respect of a Group Company, any liability, loss, expense, damages, monetary obligation or charge (whether actual, contingent or prospective).

Material Conflict has the meaning given in clause 3.3(a).

Material Conflict Claim has the meaning given in clause 3.3(b).

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Office-holding Period means the period commencing on the Appointment Date and ceasing on the day on which the Officer ceases to hold the Position and any other position in respect of which the Officer is or is entitled to be similarly indemnified by a Group Company under this deed.

Officer’s Act means, in respect of a Group Company, any actual or alleged act of, or omission by, the Officer:

(a)	that is committed (or omitted to be done) either alone or jointly with other persons; or

(b)	which is otherwise attributable to, or alleged to be attributable to, the Officer, (including any actual or alleged act or omission of the Company, a Subsidiary or any other person for which the Officer is deemed to be responsible for by law), in the performance of, or in connection with their role in the Position.

Position means the position of director, company secretary, other officer or executive with the Company or a Subsidiary which the Officer is appointed to from time to time, initially being the position described in the Details.

Related Bodies Corporate has the meaning given in the Corporations Act.

Retirement Date means, in respect of a Group Company, the last date on which the Officer ceases to hold any office as a director, company secretary, other officer or executive of the Group Company except that for the purposes of this definition, if the Officer is a director, the Officer is not taken to have resigned if the Officer retires at a general meeting of a Group Company in accordance with the relevant constitution, offers themself for re-election at that meeting and is re-elected at that meeting (or any adjournment of that meeting).

Senior Counsel means a currently practising member of the Bar Association of Victoria having the title “Queen’s Counsel” or “Senior Counsel” who specialises in company law.

Subsidiary means, in respect of the Company, a subsidiary of the Company. “Subsidiary” has the same meaning as in the Corporations Act.

Third Party means a person other than the Company and any of its Subsidiaries and includes any insurer.

1.2	Interpretation

In this agreement, unless the context requires otherwise:

(a)	a reference to a document (including this deed) includes any variation or replacement of it;

(b)	the word “law” includes common law, principles of equity, and legislation and a reference to legislation includes regulations and other instruments under it, and variation or replacements of any of them;

Deed of indemnity, insurance and access	5

(c)	the word “person” includes an individual, a firm, a body corporate, a partnership, a joint venture, an unincorporated association and an authority;

(d)	a reference to the Officer includes a reference to the Officer’s executors and administrators;

(e)	a reference to a Liability incurred by the Officer in the performance of the Officer’s role in the Position or as a director, company secretary, other officer or executive of the Company or a Subsidiary includes a reference to a Liability incurred by the Officer after the Retirement Date to the extent the Liability relates to an Officer’s Act occurring while the Officer was in the Position or was otherwise a director, company secretary, other officer or executive of the Company or Subsidiary;

(f)	the meaning of general words is not limited by specific examples introduced by “including”, “for example” or “such as” or similar expressions;

(g)	if a word or phrase is defined, its other grammatical forms have corresponding meanings;

(h)	the singular includes the plural and vice versa;

(i)	headings are for convenience only and do not affect interpretation; and

(j)	a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day.

2	Indemnities

2.1	Indemnities

To the maximum extent permitted by law, the Company indemnifies (and must procure that each other Group Company indemnifies) the Officer against:

(a)	any Liability in connection with an Officer’s Act in respect of the Company or a Subsidiary of the Company other than Legal Costs (except in accordance with paragraph (b)); and

(b)	Legal Costs, on a full indemnity basis, incurred by the Officer in respect of the Company or a Subsidiary of the Company:

(i)	in conducting, defending, or otherwise being represented or advised in connection with an Action;

(ii)	in appearing before, providing information to, or preparing for, an Inquiry or otherwise in connection with an Inquiry in which the Officer is involved in the performance of the Officer’s role in the Position; or

(iii)	in good faith in obtaining legal advice on issues relevant to their performance of their functions and the discharge of their duties in the Position, subject to obtaining prior Board approval and complying with any other requirements imposed by the Board from time to time.

Deed of indemnity, insurance and access	6

2.2	Nature of indemnities

The indemnities in this deed:

(a)	are continuing obligations, independent of the Company’s other obligations under this deed; and

(b)	extend to Liabilities arising out of Actions brought or arising after the Retirement Date.

It is not necessary for the Officer to incur expense or make payment before enforcing a right of indemnity under this deed.

2.3	Payment of indemnified amounts

If the Officer is entitled to be indemnified by a Group Company under this deed for a Liability which is due and payable, the Company agrees to procure that Group Company to pay that amount at the direction of the Officer to discharge the Liability. Payment is to be made within 30 days of the date on which the Officer provides evidence satisfactory to the relevant Group Company that:

(a)	the Officer has incurred the Liability; and

(b)	the amount is due and payable.

2.4	Payment on account of Legal Costs

As it may take time to determine whether the Officer is entitled to be indemnified under this deed, pending the final outcome, the Company must, subject to paragraphs (a) to (d) below, procure that a Group Company pays the Legal Costs reasonably incurred by the Officer in conducting, defending, or otherwise being represented or advised in connection with, an Action. The Officer must provide evidence satisfactory to the relevant Group Company that the Legal Costs are due and payable by the Officer. Amounts payable under this clause:

(a)	are on such terms as the relevant Group Company thinks fit, acting reasonably;

(b)	do not include Legal Costs for which it would not be possible to be indemnified under this deed;

(c)	must be reasonable in the circumstances of the relevant Group Company; and

(d)	must be repaid if required under clause 2.5.

2.5	Repayment by Officer

(a)	The Officer agrees to repay amounts paid by a Group Company under this deed to or on behalf of the Officer in connection with a Liability, within 30 days after receiving a written request from that Group Company specifying the amount to be repaid, to the extent that:

(i)	the Liability is or becomes a Liability for which the Officer is not entitled to be indemnified under this deed; or

Deed of indemnity, insurance and access	7

(ii)	in respect of the Liability or Legal Costs or any Action relating to them, the Officer has failed to perform an obligation referred to in clause 4 or another provision of this deed and the relevant Group Company can reasonably demonstrate that the Officer’s failure to perform has been to the material prejudice of the relevant Group Company.

(b)	The Officer agrees to repay amounts paid by a Group Company under this deed to or on behalf of the Officer in connection with a Liability within 30 days if, and to the extent that:

(i)	a court of competent jurisdiction determines that the Officer is not entitled to be indemnified by the relevant Group Company for the Liability, and the Officer’s rights of appeal have been exhausted or have lapsed; or

(ii)	the Officer is reimbursed by a Third Party for the Liability, or a Third Party satisfies the Liability directly.

3	Conduct of Action – Group Company

3.1	When a Group Company may conduct an Action

Subject to clause 3.2, if a Group Company is obliged to indemnify the Officer under this deed for Legal Costs, or agrees to make payment under clause 2.4, the Group Company may do one or more of the following:

(a)	assume, on behalf of the Officer, either by itself or with an insurer, the conduct, negotiation or defence of the Action (including any appeal);

(b)	lodge or institute Actions against a Third Party in the name of the Officer;

(c)	settle any Action with the consent of the Officer (which must not be unreasonably withheld);

(d)	retain lawyers to act on behalf of the Officer in connection with the Action; or

(e)	as far as legally possible, elect to be subrogated to the rights of the Officer against a Third Party in connection with the Action and any Liability arising in connection with the Action, unless an insurer is entitled to be subrogated to those rights.

This clause 3.1 applies to a Group Company to the extent the Action relates to the Group Company or a Subsidiary of the Group Company.

3.2	When a Group Company may not conduct an Action

A Group Company will not be entitled to do, or to continue to do, the things listed in clause 3.1, to the extent that:

(a)	the Officer has provided the Group Company with a Material Conflict Claim in accordance with clause 3.3, and either:

(i)	the Group Company does not notify the Officer that it disputes the Officer’s Material Conflict Claim within the time limit provided in clause 3.3; or

Deed of indemnity, insurance and access	8

(ii)	Senior Counsel makes a determination under clause 3.3 that there is a Material Conflict, or there is a reasonable likelihood of a Material Conflict; or

(b)	the Group Company is not a defendant to the Action, but the Officer is a defendant to the Action.

Nothing in this clause affects any rights that a Group Company may have under clause 3.1(e) to be subrogated to the rights of the Officer.

3.3	Resolving a dispute about existence of a Material Conflict

(a)	A material conflict for the purposes of this Part 3 means a material conflict, or a reasonable likelihood of material conflict, between the interests of the Officer and the relevant Group Company (having regard to, amongst other things, the types and nature of any orders or penalties that may respectively be made or imposed on the Officer and that Group Company and the nature of the defences respectively available to that Group Company and the Officer) (“Material Conflict”).

(b)	If there is a Material Conflict, or there is a reasonable likelihood of Material Conflict, the Officer may notify the relevant Group Company in writing (“Material Conflict Claim”). The Material Conflict Claim must enclose a copy of a legal advice which supports the Material Conflict Claim, which may be funded by that Group Company in accordance with clause 2.1(b)(iii).

(c)	If the relevant Group Company disputes the Material Conflict Claim, that Group Company must send notice of its reasons to the Officer within 14 days of receipt of the Material Conflict Claim. If the parties are unable to agree, either party may refer the dispute for resolution by a Senior Counsel selected jointly by the parties, or, if no Senior Counsel can be agreed by the parties, by a Senior Counsel selected by the Chairperson of the Victorian Bar Council at either party’s request.

(d)	The Senior Counsel must act as an expert and not as an arbitrator and the costs of Senior Counsel must be met by the Company (or the relevant Group Company, as applicable). The procedures for determination are to be decided by the Senior Counsel in his or her discretion.

(e)	The decision of the Senior Counsel is, in the absence of manifest error or fraud, conclusive and binding on the parties for the purposes of determining whether there is a Material Conflict, or there is a reasonable likelihood of Material Conflict, between the Officer and the relevant Group Company.

(f)	The parties must act in good faith and with due expedition to resolve any dispute under this clause 3.3.

Deed of indemnity, insurance and access	9

3.4	Control of Action when conducted by a Group Company

If a Group Company acts under clause 3.1, then, subject to clause 3.2, that Group Company may manage and control the conduct of any Action but must:

(a)	subject to clause 2.5, do so at the cost of that Group Company or its insurers;

(b)	consult with the Officer about material decisions regarding the Action;

(c)           instruct its lawyers on behalf of that Group Company and the Officer in relation to the Action so that legal professional privilege, where applicable to a communication relating to the Action, is owned jointly by the Group Company and the Officer;

(d)	take into account the Officer’s interests (including the Officer’s reputation) in making material decisions about the Action (including any admissions of liability); and

(e)	keep the Officer reasonably informed of developments regarding the Action,

provided that:

(f)	this clause 3.4 (including clause 3.4(g)) is subject to the relevant Group Company’s obligations to its insurers; and

(g)           nothing in this clause 3.4 obliges a Group Company to give effect to the Officer’s interests or wishes where it would be materially prejudicial to the interests of the Company or any Subsidiary to do so.

4	Officer’s rights and obligations regarding Actions

4.1	Officer’s undertakings

The Officer agrees at all times:

(a)	to notify the relevant Group Company as soon as possible after the Officer becomes aware of any circumstances which could reasonably be expected to give rise to a request by the Officer for indemnity under this deed;

(b)	to notify the relevant Group Company immediately of any offer of settlement or compromise received from a person bringing an Action or otherwise party to an Action;

(c)	not to admit liability for or settle any Action which may give rise to a request by the Officer for indemnity under this deed without the relevant Group Company’s consent (which must not be unreasonably withheld);

(d)	to take any action and provide any information the relevant Group Company reasonably requires to avoid, dispute, defend or appeal any Action which could reasonably be expected to give rise to a request by the Officer for indemnity under this deed;

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(e)	to assist the relevant Group Company to the best of the Officer’s abilities in any action that Group Company takes to avoid, dispute, defend or appeal any Action which may give rise to a request by the Officer for indemnity under this deed; and

(f)	if the relevant Group Company acts under clause 3.1, to do everything that Group Company reasonably requests, to enable that Group Company to enforce its rights under that clause.

4.2	Control of Action when conducted by the Officer

If the Officer is responsible for the conduct, negotiation or defence of an Action, the Officer must (in addition to its obligations under clause 4.1):

(a)	consult with the relevant Group Company about material decisions regarding the Action;

(b)	take into account the relevant Group Company’s interests (including that Group Company’s reputation and any obligations of the Company or any of its Related Bodies Corporate under any Insurance Policy) in making material decisions about the Action (including any admissions of liability); and

(c)	keep the relevant Group Company reasonably informed of developments regarding the Action.

4.3	Separate legal advisers appointed by the Officer

If the Officer is entitled to be indemnified under this deed, the Officer may appoint legal or other advisers to assist the Officer in connection with an Action not being the advisers assisting the relevant Group Company in connection with the Claim. The Company agrees to pay, and must procure that the relevant Group Company agrees to pay, all reasonable Legal Costs and other costs and expenses incurred by the Officer in those circumstances if:

(a)	they are incurred before the relevant Group Company assumes conduct of the Claim; or

(b)	they are incurred because the Officer is conducting the Action rather than the relevant Group Company (or its insurer); or

(c)	they are otherwise incurred with the consent of the Board of the relevant Group Company (which must not be unreasonably withheld).

Nothing in this clause derogates from clause 2.1(b).

5	Insurance

5.1	Company to maintain insurance

To the extent permitted by law, the Company must use reasonable endeavours throughout the Access Period to:

(a)	maintain or ensure that an Insurance Policy with an Insurer is maintained so far as is reasonably available at a reasonable cost which contains the kinds of terms, conditions, exclusions and additional cover commonly included in a directors and officers’ insurance policy in Australia for a company in the position of the Company and each other Group Company having regard to the Company’s and each other Group Company’s circumstances at the relevant time; and

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(b)	ensure that cover under the Insurance Policy from the Retirement Date until the end of the Access Period is not materially less favourable to the Officer than to the directors, company secretaries, other officers and executives of the relevant Group Company in office at that time.

5.2	Company’s obligations in relation to the Insurance Policy

The Company agrees, and agrees to procure that each other Group Company agrees, to:

(a)	use reasonable endeavours not to do or permit to be done anything which prejudices, and promptly rectify anything which might prejudice, cover under the Insurance Policy;

(b)	provide the Officer with a copy of the Insurance Policy and any certificates of insurance connected with it;

(c)	notify the Officer promptly if, for any reason, the Insurance Policy is cancelled; and

(d)            subject to applicable law, give the Officer reasonable assistance to allow the Officer to obtain a separate insurance policy to cover the Excluded Liability if insurance for the Excluded Liability is otherwise available and it is lawful for the Officer to pay the premium. For the avoidance of doubt, reasonable assistance may include the relevant Group Company introducing an insurance broker and/or providing information to an insurance broker, but does not include payment of insurance brokerage fees or providing financial assistance to the Officer to take out this insurance.

5.3	Officer’s undertaking in connection with insurance

The Officer agrees:

(a)	to do anything a Group Company reasonably requires to enable a Group Company to take out and maintain the Insurance Policy at the relevant Group Company’s expense; and

(b)	to comply at all times with all their obligations under the Insurance Policy, including reporting claims, and circumstances which could give rise to a claim.

5.4	Officer’s acknowledgment in connection with insurance

The Officer acknowledges that the negotiation of the terms of the Insurance Policy in any given year may:

(a)	involve the Insurer varying the terms of the insurance policy offered which, if accepted by the relevant Group Company, may provide less coverage or less favourable coverage for the Officer;

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(b)	involve a decision by the relevant Group the Company, acting reasonably, to balance the proposed level of premiums against the terms offered; or

(c)	result in a decision by the relevant Group Company to accept varied terms or to change Insurers,

but only in a manner consistent with each Group Company’s overriding obligations under clause 5.1.

6	Access to documents

6.1	Access Rights

The Company acknowledges the Officer may have rights under the Corporations Act to access and take copies of the Company Books of the Company and each other Group Company.

The Company agrees, and must procure that each other Group Company agrees, that the Officer also may have access to and take copies of the Company Books of the Company and each other Group Company:

(a)	directly in connection with an Action relating to the Company or a Subsidiary of the Company; and

(b)	for any other purpose, if and to the extent approved by the Board of the relevant Group Company or its delegate.

The Access Rights continue throughout the relevant Access Period.

6.2	Request for Access Rights

To exercise Access Rights, the Officer must notify the relevant Group Company specifying:

(a)	the reason they want Access Rights; and

(b)	to which Company Books they want Access Rights.

6.3	Company’s obligations regarding access

If the request is one for which approval for access is required under clause 6.1(b), the Company agrees to procure that the relevant Group Company agrees to promptly to consider the request and notify the Officer of its decision.

If access is permitted under this deed, the Company agrees to, and to procure that relevant Subsidiaries:

(a)	allow the Officer access to the relevant Company Books during normal business hours at the principal office of the relevant Group Company or another place agreed between the relevant Group Company and the Officer; and

(b)	if required by the Officer, provide free of charge to the Officer a copy of any of the Company Books requested.

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6.4	Company’s obligation to maintain documents

The Company agrees to use reasonable endeavours throughout the relevant Access Period to maintain, and to procure that each Subsidiary uses its reasonable endeavours to maintain:

(a)	a complete set of Board Papers of the Boards, in electronic or in paper form, in an orderly fashion, at a secure place or secure places; and

(b)	the other Company Books in accordance with their usual practices and policies.

6.5	Officer’s obligations

The Officer agrees:

(a)	to use Company Books to which Access Rights have been given only for the permitted purpose under clause 6.1 for which access was granted;

(b)	to keep Company Books confidential except that, subject to paragraphs (c) and (d), the Officer may disclose them:

(i)            to the Officer’s lawyers and expert advisors retained by those lawyers;

(ii)           to the other parties to Actions in which the Officer is a party but for the purposes of those Actions (and only the parts relevant to the Actions may be disclosed),

but only for the purpose for which access is given to the Officer and only to the extent required, provided the recipient agrees to maintain confidentiality; and

(c)	in respect of any Company Books in respect of which legal professional privilege exists, neither the Company nor any relevant Subsidiary waives any privilege by permitting the Officer to inspect, copy or use such Company Books and the Officer agrees not to waive that privilege or do any act or omit to do any act which would cause that privilege to be waived, extinguished or lost without the consent of the Board of the Company or the Board of the relevant Subsidiary (which must not be unreasonably withheld); and

(d)	before disclosing any Company Book to a Third Party, the Officer must:

(i)	give the relevant Group Company notice detailing the information intended to be disclosed; and

(ii)	subject to any requirement of law or an Authority, obtain the prior consent of the Board of the relevant Group Company to such disclosure (which consent must not be unreasonably delayed or withheld).

Nothing in this agreement or done pursuant to this agreement prevents the Company or relevant Subsidiary (as the case may be) from relying on privilege in proceedings between the Officer and the Company or relevant Subsidiary (including in respect of a document which the Company or relevant Subsidiary has disclosed to the Officer outside those proceedings).

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6.6	Return of documents

On request from a Group Company, the Officer agrees to return to the relevant Group Company or destroy (at the relevant Group Company’s option) all copies of Company Books for which Access Rights were granted when the permitted purpose under clause 6.1 for which access was granted has finished. This applies even after the Access Period has ended.

6.7	Corporations Act and common law rights of access preserved

Nothing in this deed limits or restricts any other right of access to the Company Books the Officer has, whether under the Corporations Act or otherwise.

7	Notices

7.1	Requirements for notices

(a)	All notices, consents, approvals, waivers and other communications in connection with this deed must be in writing, signed by the sender (if the Officer) or an authorised representative of the sender (if the Company), and sent to the postal or email address or facsimile number, and marked for attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

(b)	Notwithstanding clause 7.1(a), before any notice or other communication in connection with this deed is sent to the Company, the Officer must confirm with person holding the position of company secretary at that time as to the appropriate means of sending that notice or other communication to the Company.

7.2	When effective

Communications take effect from the time they are received or taken to be received. Communications are taken to be received:

(a)	if sent by post, on the day after the date of posting; or

(b)	if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

(c)	if sent by email, on the earlier of receipt by the sender of a message confirming delivery or on the day after the email is sent, unless the sender receives an automated message that the email has not been delivered.

8	Disclosure of Officer’s benefits and notifiable interests

(a)	Subject to the relevant Group Company giving the Officer reasonable information as to the requirements of the relevant disclosure, the Officer agrees to give the relevant Group Company promptly any information the Officer has or is able to obtain which that Group Company needs:

(i)	to comply with reporting requirements, such as under the Corporations Act or accounting standards;

Deed of indemnity, insurance and access	15

(ii)	to comply with its obligations to give or disclose information, such as in respect of an offer of securities or a buyback; or

(iii)	to inform shareholders properly about a proposal referred by the directors of the Group Company to a meeting of some or all shareholders,

(b)	The Officer also agrees to notify each Group Company of:

(i)	any matter in which the Officer has a material personal interest or other conflict of interest; and

(ii)	where the Officer is a director or company secretary, any change to the Officer’s personal information as set out in their consent to act or otherwise as notified to ASIC as soon as practicable after that change occurs.

9	General

9.1	Partial exercise of rights

The failure or delay by a party to exercise its rights under this deed will not be a waiver of its rights.

9.2	Discretion in exercising rights

The Company may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this deed expressly states otherwise.

9.3	Reinstatement of rights

Under law relating to insolvency, a person may claim that a transaction (including a payment) in connection with this deed is void or voidable. If a claim is made and upheld, conceded or compromised, then:

(a)	the Officer is immediately entitled as against the relevant Group Company to all the rights under this deed to which they were entitled immediately before the transaction; and

(b)	on request from the Officer, the Company agrees, and must procure that each other Group Company agrees, to do anything (including signing any document) to restore all those rights to the Officer.

9.4	GST

(a)	Unless expressly stated otherwise in this agreement, all amounts payable or consideration to be provided under this agreement are exclusive of GST.

(b)	If GST is payable on any supply made under this agreement, for which the consideration is not expressly stated to include GST, the recipient agrees to pay to the supplier an additional amount equal to the GST at the same time that the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided. However:

(i)	the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note; and

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(ii)	if an adjustment event arises in respect of the supply, the additional amount must be adjusted to reflect the adjustment event and the recipient or the supplier (as the case may be) must make any payments necessary to reflect the adjustment.

(c)	If a party is required under this agreement to indemnify another party, or pay or reimburse costs of another party, that party agrees to pay the relevant amount less any input tax credits to which the other party (or to which the representative member for a GST group of which the other party is a member) is entitled.

(d)	A term which has a defined meaning in the GST Law has the same meaning when used in this clause 9.4.

9.5	Variation and waiver

A provision of this deed, or right created under it, may not be waived or varied except in writing signed by the party or parties to be bound. A purported variation has no effect if it infringes applicable law.

9.6	Severability

If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this deed or is contrary to public policy.

9.7	Further action

Subject to the terms of this deed, each party must do all things and execute all further documents necessary to give full effect to this deed.

9.8	Governing law and jurisdiction

This deed is governed by the law in force in the place specified in the Details. Each party submits to the non-exclusive jurisdiction of the courts of that place.

9.9	Counterparts

This deed may be executed in counterparts. All counterparts when taken together constitute one instrument and the date on which the last counterpart is executed is the date of the deed.

EXECUTED as a deed

Deed of indemnity, insurance and access	17

Deed of indemnity, insurance and access

Signing page

DATED:______________________

EXECUTED by Iris Energy Limited in accordance with section 127(1) of the Corporations Act 2001 (Cth) by authority of its directors:	) ) ) ) ) ) )
)
Signature of director	)
	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
)
Name of director (block letters))		Name of director/company secretary* (block letters) *delete whichever is not applicable

SIGNED, SEALED AND DELIVERED by [•] in the presence of:	) ) ) ) ) )
)
Signature of witness	)
)
Name of witness (block letters)		Signature of Officer

Deed of indemnity, insurance and access	18